EXHIBIT 11.1:

OIL-DRI CORPORATION OF AMERICA
Computation of Net Income Per Share
(in thousands except for per share amounts)

	Year Ended July 31
	2007	2006	2005
Net income available to stockholders	$7,660	$5,259	$6,540
(numerator)

Shares Calculation
(denominator)

Average shares outstanding –
Basic Common	4,902	5,005	5,047

Average shares outstanding –
Basic Class B Common	1,834	1,822	1,818

Effect of Dilutive Securities:

Potential Common Stock relating
To stock options	292	392	590

Average shares outstanding –
Assuming dilution	7,028	7,219	7,455

Net Income Per Share:
Basic Common	$1.22	$0.83	$1.02

Net Income Per Share:
Basic Class B Common	$0.90	$0.61	$0.76

Diluted	$1.09	$0.73	$0.88

Note: Net income per share for the years ending July 31, 2006 and 2005 have been adjusted to give effect to the five-for-four stock split to be effected by a stock dividend. The stock dividend was declared on June 6, 2006 and was paid on September 8, 2006 to stockholders of record at the close of business on August 4, 2006.

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